UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 24, 2009

SECURITY BANK CORPORATION

(Exact name of registrant as specified in its charter)

Georgia	000-23261	58-2107916
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4219 Forsyth Road

Macon, Georgia 31210

(Address of principal executive offices)

(478) 722-6200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03.	Bankruptcy or Receivership.

On July 24, 2009, the Georgia Department of Banking and Finance (the “Georgia Department”) closed Security Bank of Bibb County, Security Bank of Jones County, Security Bank of Gwinnett County, Security Bank of Houston County, Security Bank of North Metro and Security Bank of North Fulton (the “Banks”), each of which is a wholly owned commercial banking subsidiary of Security Bank Corporation (the “Company”), and the Federal Deposit Insurance Corporation (“FDIC”) was named as the receiver of the Banks. The Company’s principal asset is the capital stock that it owns in the Banks, and, as a result of the closure of the Banks, the Company has minimal remaining tangible assets. As the indirect owner of all of the capital stock of the Banks, the Company would be entitled to the net recoveries, if any, following the liquidation or sale of the Banks or their assets by the FDIC. However, at this time, the Company does not believe that any recovery will be realized.

In connection with the closure of the Banks, the FDIC issued a press release, dated July 24, 2009, providing the following:

•

The FDIC’s Board of Directors approved the assumption of all of the deposits of the Banks by State Bank & Trust, a Georgia state-chartered bank based in Pinehurst, Georgia (“State Bank & Trust”). Accordingly, all depositors of the Banks, including those with deposits in excess of the FDIC’s insurance limits, automatically became depositors of State Bank & Trust for the full amount of their deposits, and they will continue to have uninterrupted access to their deposits. Depositors will continue to be insured with State Bank & Trust, so there is no need for customers to change their banking relationship to retain their deposit insurance.

•

The Banks’ 20 offices reopened on July 25, 2009 as branches of State Bank & Trust. However, for a period of time, customers of the Banks should continue to use the Banks’ office locations until State Bank & Trust can fully integrate the deposit records of the Banks.

•

In addition to assuming all of the deposits of the Banks, State Bank & Trust agreed to purchase approximately $2.4 million in assets of the Banks. The FDIC retained the remaining assets for later disposition.

•

Customers who have questions about the foregoing matters, or who would like more information about the closure of the Banks, can visit the FDIC’s web site, or call the FDIC at the toll-free numbers below, for each of the Banks:

Security Bank of Bibb County	1-800-822-0412	www.fdic.gov/bank/individual/failed/sb-bibb.html

Security Bank of Houston County	1-800-822-7182	www.fdic.gov/bank/individual/failed/sb-houston.html

Security Bank of Jones County	1-800-822-9247	www.fdic.gov/bank/individual/failed/sb-jones.html

Security Bank of Gwinnett County	1-800-822-1918	www.fdic.gov/bank/individual/failed/sb-gwinnett.html

Security Bank of North Metro	1-800-823-4939	www.fdic.gov/bank/individual/failed/sb-metro.html

Security Bank of North Fulton	1-800-823-3215	www.fdic.gov/bank/individual/failed/sb-fulton.html

A complete copy of the FDIC’s press release can be found on the Internet at www.fdic.gov.

As a result of the closure of the Banks, the Company and its wholly owned subsidiary, Security Interim Holding Corporation (“Security Interim”), intend to file voluntary petitions in the United States Bankruptcy Court for the Middle District of Georgia, Macon Division (the “Court”), seeking relief under Chapter 7 of Title 11 of the United States Code. As a result of the FDIC being appointed receiver of the Banks, the assumption of deposits by State Bank & Trust and the planned Chapter 7 bankruptcy filings, the Company and Security Interim have ceased all business activity and operations. Following the filings, the Court will appoint a bankruptcy trustee who will be responsible for liquidating the Company and Security Interim.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As a result of the Company’s intention to file for bankruptcy relief with the Court as described in Item 1.03 above, the Company expects that its common stock will be immediately suspended from trading on the Nasdaq Global Select Market. Upon the suspension of trading, the Company does not intend to take any action to appeal the suspension and, therefore, it is expected that the Company’s common stock will be delisted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURITY BANK CORPORATION

Dated: July 27, 2009	By:	/s/ Tony E. Collins
	Name: Title:	Tony E. Collins President and Chief Executive Officer